SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

__________________________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 18, 2002

FOOTSTAR, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11681	22-3439443
(State or Other Jurisdiction of Incorporation	Commission File Number	I.R.S. Employer Identification No.)

One Crosfield Avenue, West Nyack, New York	10994
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(845) 727-6500

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.  Other Events.

      New Credit Facility

        On October 18, 2002 Footstar, Inc. (the “Company”) entered into a three year $325 million senior secured credit facility (the “Credit Facility”) with a syndicate of banks led by Fleet National Bank. The Credit Facility is comprised of a $255 million revolving credit facility and a $70 million term loan. The new asset-based Credit Facility matures on October 17, 2005. The Credit Facility replaces the existing unsecured credit facility in the same amount which was due to expire in May 2003.

        The Credit Facility is secured by all of the assets of the Company and its subsidiaries and contains various obligations, affirmative and negative covenants, representations, warranties and events of default to which the Company is subject, all as specified in the Credit Facility, including, among other things, a leverage (debt-to-EBITDA) financial ratio covenant and an interest coverage (EBITDAR-to-interest plus rent expense) financial ratio covenant as well as limits and restrictions on additional indebtedness, other liens, dividends, stock repurchases and capital expenditures. The Company’s performance against the interest coverage ratio affects the cost of the Credit Facility to the Company. The Credit Facility also includes representations and warranties that on an ongoing basis there are no material adverse events affecting the Company’s business, operations, financial condition, or certain projected financial results or financial condition and that the master agreement underlying the agreements that the Company maintains with Kmart is in full force and effect and not in default. A failure by the Company to satisfy any of the covenants, representations or warranties under the Credit Facility would result in default or other adverse impact under the Credit Facility.

Fleet Securities, Inc. acted as lead arranger and syndication agent, with Fleet National Bank as administrative agent and swingline lender, Congress Financial Corporation and Wells Fargo Retail Finance, LLC as syndication agents, Fleet Retail Finance, Inc. as collateral agent and JPMorgan Chase Bank as documentation agent for the lenders.

The foregoing description is not intended to be complete and is subject to all of the terms, conditions, covenants and restrictions of the Credit Facility, which is included as Exhibit 99.1 hereto.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

Exhibit No.	Exhibit

99.1	Credit Facility dated as of October 18, 2002

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 22, 2002	FOOTSTAR, INC. By: MAUREEN RICHARDS —————————————— Name: Maureen Richards Title: Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Credit Facility dated as of October 18, 2002